GARAN, INCORPORATED
                         350 Fifth Avenue
                     New York, New York 10036


                                           January 15, 1997

Mr. Jerald Kamiel
2 Sylvan Court
Livingston, New Jersey 07039

Dear Jerry:

     We are writing to amend and restate, effective as of October 1, 1996, the agreement between you and Garan, Incorporated ("Garan") originally entered into as of October l, l986, and subsequently amended and restated (the agreement as amended and now again restated, "Employment Agreement") with respect to your continuing employment by Garan. We have agreed that:

          l.     Position, Duties, and Period of Employment.

               1.l.     Position.

                    Garan hereby continues to employ you, and you agree to accept continued employment, as President and Chief Operating Officer.

               1.2.     Duties.

                    During the period of your employment under this Employment Agreement ("Employment Term"), except for vacations, holidays, and personal days, as each is authorized by and consistent with the practices of Garan, and absences due to psychological, emotional, or physical reasons, you shall devote your full business time, skill, and energy to the business and affairs of Garan, and you shall use your best efforts to promote the best interests of Garan.

               1.3.     Period of Employment.

                    1.3.a. Subject to Section 3, your employment under this Employment Agreement shall be for a term ("Initial Term") ending, as at the effective date of the restatement of this Employment Agreement, September 30, 1999.

                    1.3.b. The Initial Term of this Employment Agreement shall be extended by six months each April l and October l during the term of this Employment Agreement commencing April l, l997, unless prior to such date either (i) you notify Garan that you elect to terminate this Employment Agreement at the end of the Initial Term or the then extended term, or (ii) Garan notifies you that Garan elects to terminate this Employment Agreement at the end of the Initial Term or the then extended term. (The end of the Initial Term or, if the term is extended, the extended term, is hereinafter referred to as the "Term End.") The intent of this Section 1.3.b is that, for example, if neither you nor Garan gives such notice of termination on or before March 31, l997, the term of this Employment Agreement will be extended automatically to March 31, 2000, and if thereafter either you or Garan gives such notice of termination on or before September 30, 1997, the term of this Employment Agreement shall end on March 31, 2000.

                    1.3.c.1. In the event that Garan notifies you pursuant to the provisions of Section l.3.b that it elects to terminate this Employment Agreement at the Term End, Garan shall include in such notice either a request that you render services or a direction that you are not to render services under this Employment Agreement after a date not more than 30 days after such notice, solely at its option.

                    1.3.c.2. If Garan requests you to render services and you do not give the notice referred to in the next sentence, thereafter (unless and until you voluntarily terminate your employment in accordance with the provisions of Section 3.l) until the Term End Garan shall continue (a) to pay to you in accordance with its payroll practices compensation at an annual rate equal to the greater of (i) the total of your Base Compensation in effect at the date of such notice plus your last Annual Bonus, as each was last determined by the Board of Directors of Garan ("Board") pursuant to Section 2.1, or (ii) the total of your average Base Compensation in the 12 month period ending on the date of the notice plus the average of your last two Annual Bonuses, as each was determined by the Board, and (b) Garan shall continue to provide you with your other benefits as in effect at the date of the notice or, at your option, as in effect one year prior to the date of the notice.

                    1.3.c.3. If Garan requests you to render services and, within 30 days after notice is given to you pursuant to Section 1.3.c.1, you notify Garan that you will not render further services under this Employment Agreement after a date set by you but not later than 30 days after your notice to Garan, or if Garan directs you in such notice not to render services, (a) Garan shall pay to you an amount equal to three times your Base Compensation as last determined prior to the date of such notice by the Board pursuant to
Section 2.1 plus three times your last Annual Bonus determined by the Board, and (b) Garan shall continue to provide you until the Term End with your other benefits as in effect at the date of such notice or, at your option, as in effect one year prior to the date of such notice. The amount determined in accordance with (a) shall be payable in cash, one-third within five business days after the last day you render services under this Employment Agreement, one-third on the first anniversary of the last day you render services, and one-third on the second anniversary of the last day you render services. If Garan requests you to render services and, within 30 days after the notice is given to you pursuant to Section 1.3.c.1, you notify Garan that you will not render further services under this Employment Agreement, or if Garan directs you not to render services under this Employment Agreement, you shall be relieved of your obligations pursuant to Sections 1.1 and 1.2 after the last day that you render services under this Employment Agreement, but neither you nor Garan shall be relieved of any other obligations under this Employment Agreement. If Garan directs you to render services and you continue to do so, the provisions of Section 3.1.a shall no longer apply but neither you nor Garan shall be relieved of any other obligations under this Employment Agreement.

          2.     Base Compensation, Annual Bonus, and
               Executive Employee Benefits.

               2.1.     Base Compensation and Annual Bonus.

     During the Employment Term, Garan shall pay to you base compensation in each 12 month period commencing October 1 and ending September 30 ("Fiscal Year") as determined from time to time by the Board ("Base Compensation"), but for the Fiscal Year ending September 30, 1997, and for each Fiscal Year thereafter, such amount shall be not less than $345,000. [References to Base Compensation in this Employment Agreement shall not give effect to any salary reduction agreement.] In addition to payment of Base Compensation, the Board may determine, but is not obligated to, to pay to you an annual Fiscal Year bonus ("Annual Bonus").

               2.2.     Executive Employee Benefits.

                    During the Employment Term, Garan shall provide you with employee benefits determined from time to time by the Board, which employee benefits shall be at least as favorable as those provided to other senior executives of Garan, and Garan shall maintain a life insurance policy on your life payable to your designated beneficiary or beneficiaries in the principal amount of not less than $l,000,000.

          3.     Termination of Employment.

               3.1.     Voluntary Termination.

                    If (a) Garan's present chief executive officer ceases to serve in such position for any reason and within 6 months of such event either
(i) you are not given the opportunity to become chief executive officer of Garan on terms reasonably acceptable to you and Garan, or (ii) Garan employs another chief executive officer, then within 30 days after the earlier of the expiration of such 6 month period or employment of another chief executive officer, you may give notice to Garan terminating your employment, or (b) a Change of Control Event, as such term is defined in Annex I to this Employment Agreement, occurs at any time during the Employment Term, within 6 months after such Change of Control Event you may give notice to Garan terminating your employment. Such termination of employment shall be effective on a date set by you but not later than 30 days after you give notice of termination to Garan. In the event of such voluntary termination, Garan will pay to you cash severance equal to 2.99 times the sum of (i) the average of your Base Compensation determined by the Board in accordance with Section 2.1 for each of the 5 Fiscal Years ending with the Fiscal Year preceding the Fiscal Year in which either the current chief executive officer ceases to serve in such position or a Change of Control Event occurs plus (ii) the average of your last 5 Annual Bonuses determined by the Board in accordance with Section 2.1 prior to the commencement of the 6 month period after the current chief executive officer ceases to serve in such position or the Change of Control Event. Such severance shall be payable to you on the next business day after the last day you render services under this Employment Agreement. It is expressly agreed that the provisions of Section 3.1.b shall not apply if the Change of Control Event is a result of a completed "management buyout" of Garan in which you participate as an equity investor.

               3.2.     Termination by Garan Other Than for Cause.

                    If Garan terminates your employment prior to the Term End for any reason other than as provided in Section 1.3.c or for Cause as defined in Annex I to this Employment Agreement:

                    3.2.a. Garan shall pay to you an amount equal to three times your Base Compensation plus three times your last Annual Bonus as each was last determined prior to the date of such termination by the Board pursuant to Section 2.1. Such amount shall be payable in cash, one-third within five business days of such termination, one-third on the first anniversary of such termination, and one-third on the second anniversary of such termination, and

                    3.2.b. Garan shall continue to provide you with executive employee benefits as provided in Section 2.2, or alternatively shall provide you with life insurance, medical reimbursement, disability, and accidental death and dismemberment benefit coverage at levels no less favorable than those in effect for you pursuant to Section 2.2 on the date of termination of your employment if such executive employee benefits were being provided to you by Garan immediately prior to the termination of your employment, for a period equal to the lesser of (i) two years following the date of termination of your employment or until the date of the Term End, whichever comes later, or (ii) until you are provided by another employer with benefits substantially comparable to the benefits described in this Section 3.2.b.

               3.3.     Termination by Garan for Cause.

                    Garan shall have the right to terminate your employment under this Employment Agreement at any time upon a determination by Garan to dismiss you for Cause as defined in Annex I to this Employment Agreement. Upon such termination for Cause, Garan's sole obligation shall be to pay you any accrued but unpaid Base Compensation and executive employee benefits described in Sections 2.1 and 2.2 as of the date of the termination of your employment.

               3.4.     Death.

                    Upon your death during the term of this Employment
Agreement prior to your becoming Disabled (as defined in Section 3.5), this Employment Agreement shall terminate and all obligations of Garan under this Emp loyment Agreement shall terminate simultaneously therewith, except that Garan shall pay to your designated beneficiaries, or if no beneficiaries are designated, to your estate, any amounts under Sections 2 and 3 which are unpaid and earned to the date of your death. In addition, Garan shall pay to your designated beneficiaries, or if no beneficiaries are designated, to your estate, an amount equal to 150% of the total of your then Base Compensation and your last Annual Bonus as each was last determined by the Board in accordance with Section 2.1, in 12 equal monthly installments commencing with the first day of the month following the date of your death.

               3.5.     Disability.

                    3.5.a. In the event you incur a Disability, until the earlier to occur of the date of your death or the date you become Disabled (as such terms are defined in Section 3.5.e), Garan shall continue to pay to you your Base Compensation as last determined by the Board in accordance with the provisions of Section 2.1 and continue your executive employee benefits set forth in Section 2.2.

                    3.5.b. If you become Disabled, Garan shall (i) continue to pay you monthly, regardless of your death after you become Disabled, until the later of the Term End or 18 months from the date that you became Disabled, but for not more than 36 months, 1/12th of the total of your Base Compensation in effect at the date you incurred the Disability plus an amount equal to your last Annual Bonus as each was determined by the Board pursuant to the provisions of Section 2.1 prior to the date you incurred the Disability, reduced by the gross amount payable as a result of such Disability under any disability or salary continuation policy or plan, the cost of which is paid by Garan, and (ii) during the period set forth in Section 3.5.a(i), continue your other executive employee benefits set forth in Section 2.2 as in effect at the first day that you were unable to carry out your duties because of psychological, emotional, or physical reasons which resulted in your Disability.

                    3.5.c. If you become Disabled, (i) Garan can remove you from the position that you then hold and (ii) the provisions of Sections 3.2 and 3.4 shall no longer apply, provided that neither Garan nor you shall be relieved of any other obligations under this Employment Agreement.

                    3.5.d. If you die after incurring a Disability but prior to becoming Disabled, the provisions of Section 3.4 shall apply in lieu of the provisions of this Section 3.5.

                    3.5.e. For purposes of this Section 3.5, Disability shall mean that you are unable to substantially carry out your obligations under this Employment Agreement because of psychological, emotional, or physical reasons, and Disabled shall mean that your Disability has continued for a period of 90 consecutive days or for an aggregate of 120 days during any period of 360 consecutive days.

               3.6.     Automobile.

                    Within 30 days following the last day that you render services as an employee to Garan under this Employment Agreement, the date of your death, or the date on which you become Disabled, you or your Estate shall have the right to elect to purchase from Garan the automobile then owned and supplied to you by Garan, if any, at the value thereof on Garan's books at such time. Payment shall be made in cash on the 30th day after you make such election.

               3.7.     Parachute Payments.

                    If any amounts payable pursuant to this Employment Agreement which are deemed to constitute Parachute Payments, as defined in Annex I to this Employment Agreement, when added to any other payments which are deemed to constitute Parachute Payments, would result in the imposition on you of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time, the amounts payable under this Employment Agreement shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax.

          4.     Trade Secrets, Non-Competition, Non-
               Interference, and Non-Disparagement.

               4.1.     Trade Secrets.

                    You acknowledge that: (a) your employment by Garan throughout the term of this Employment Agreement and prior thereto will bring and has brought you into close contact with many confidential affairs of Garan, (b) the business of Garan is conducted throughout the United States and abroad and competes with similar businesses of other organizations, (c) Garan carries on substantial promotional, marketing, and/or sales activities throughout the United States and abroad, and (d) the covenants contained in Sections 4.2 and 4.3 of this Employment Agreement are specific inducements by you to Garan in connection with the execution of this Employment Agreement.

               4.2.     Non-Competition.

                    In recognition of the provisions of Section 4.1 and as consideration for your continued employment by Garan, the payment by Garan to you of compensation, and Garan providing you with benefits, you agree that:

                    4.2.a. While you are performing services for Garan pursuant to this Employment Agreement, and at all times thereafter, you shall not disclose, communicate, or divulge to any person (other than to officers, directors, or employees of Garan and its subsidiaries whose duties require such knowledge) or use for your personal benefit or for the benefit of anyone other than Garan and its subsidiaries, any trade secrets, specifications, sales or merchandising plans, programs, research, or other confidential information employed in or proposed to be employed in the business of Garan and its subsidiaries which comes to or came to your knowledge in the course of or by reason of your employment by Garan, or your performance under this Employment Agreement.

                    4.2.b. In the event that(i)(x) Garan notifies you in accordance with the provisions of Section l.3.c.2 that you either (1) are requested to render services under this Employment Agreement and you then notify Garan pursuant to the provisions of Section 1.3.c.3 that you will not render further services or (2) are directed not to render services under this Employment Agreement, or (y) your employment pursuant to this Employment Agreement is terminated by Garan pursuant to Section 3.2 or 3.3, or (z) the term of this Employment Agreement ends, and (ii) Garan notifies you that it invokes the provisions of this Section 4.2.b within five business days after its direction to you not to render services or after the date you give notice that you will not render further services, or not later than five business days prior to the Term End, or includes such notice in the notice of termination pursuant to Section 3.2 or 3.3, then Garan shall pay you monthly in advance for the 12-month period beginning on the last day you render services to Garan, compensation at an annual rate equal to the greater of (A) the total of your Base Compensation in effect at the last day that you render services to Garan plus your last Annual Bonus as each was last determined by the Board pursuant to Section 2.1, or (B) the total of your average annual Base Compensation in the 24 month period ending on the last day that you render services to Garan plus the average of your last two Annual Bonuses as each was determined by the Board pursuant to Section 2.1, and you shall not directly or indirectly, enter into or in any manner take part as an employee, agent, independent contractor, consultant, owner, sole proprietor, partner, joint venturer, member, officer, director, or shareholder or take part in any other capacity in, for, or with any person, firm, corporation, association, or business enterprise, or in any manner render any assistance to any business or endeavor, whose business activities are the same, similar to, or competitive with any part of the business which is conducted by Garan and its subsidiaries during the course of your employment by Garan prior to and pursuant to this Employment Agreement in any state in the United States and in any territory, possession, or foreign country, provided that the provisions of this Section 4.2.b shall not preclude you from ownership, as an investor, of less than 5% of the stock of a publicly owned company which engages in such business activities. The provisions of this Section 4.2.b may not be invoked by Garan if Garan terminates your employment upon or after a Change of Control Event unless the Change in Control Event is a result of a completed "management buyout" of Garan in which you participate as an equity investor.

               4.3.     Non-Interference.

                    Upon the termination of your services for Garan under this Employment Agreement, until the one year anniversary date of the last day that you render services pursuant to this Employment Agreement, neither you nor any person, firm, corporation, association, or business enterprise with which you are affiliated as an employee, agent, independent contractor, consultant, partner, joint venturer, officer, director, or shareholder shall directly or indirectly induce or attempt to induce any employee of Garan or any of its subsidiaries to terminate or alter his or her employment relationship with Garan or any of its subsidiaries, or directly or indirectly hire any person who is or had been employed by Garan or any of its subsidiaries. The provisions of this Section 4.3 may not be invoked by Garan if you terminate your employment pursuant to Section 3.1 or Garan terminates your employment upon or after a Change of Control Event.

               4.4.     Non-Disparagement.

                    During the Employment Term and thereafter, (a) you shall not directly or indirectly, disparage the name, reputation, or products of Garan and (b) Garan shall not, directly or indirectly, disparage your name or reputation.

               4.5.     Additional Provisions.

                    4.5.a. In the event that the provisions of Sections 4.2, 4.3, or 4.4 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, any court of competent jurisdiction is, or the Arbitrators appointed in accordance with the provisions of Section 5 are, hereby authorized, requested, and instructed to reform such sections consistent with the intent of Sections 4.2, 4.3, or 4.4 to provide for the maximum restraints upon (i) your activities (including, but not limited to, time, geographic area, employee solicitation, and disparagement), (ii) and with respect to Section 4.4, Garan's activities, which may then be legal and valid.

                    4.5.b. You and Garan agree that violation by you of the provisions of Sections 4.1, 4.2, 4.3, or 4.4 or by Garan of the provisions of
Section 4.4 will cause irreparable injury to the other for which any remedy at law would be inadequate, and that the injured party shall be entitled in any court of law or equity or in any arbitration proceeding in accordance with
Section 5, whichever forum is designated by the injured party, to temporary, preliminary, permanent, and other injunctive relief against any breach of the provisions contained in such sections, and such punitive and compensatory damages as shall be awarded. Further, in the event of a violation of the provisions of Sections 4.1, 4.2, 4.3, or 4.4, (i) the period of non-disclosure, non-competition, employee non-interference, or non-disparagement referred to therein shall be extended for a period of time equal to that period beginning on the date when such violation commenced and ending when the activities constituting that violation shall be finally terminated, and (ii) Garan shall have the right to suspend your compensation and benefits and payments made pursuant to Section 4.2.b until the activities constituting that violation shall be finally terminated.

          5.     Arbitration and Jurisdiction.

               5.1.     Arbitration.

                    Except as otherwise alternatively provided in Section 4.5 relating to the reformation of the non-competition, employee non-interference, and non-disparagement provisions and obtaining injunctive relief, any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration by one Arbitrator in New York, New York, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

               5.2.     Consent to Jurisdiction.

                    Each of you and Garan hereby consents to the jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York for all purposes in connection with (a) the arbitration referred to in Section 5.1 and
(b) this Employment Agreement, and further consents that any process or notice of motion in connection therewith may be served by certified or registered mail or by personal service in accordance with the provisions of Section 6, within or without the State of New York, provided a reasonable time for appearance is allowed.

          6.     Notice.

               All notices provided for in this Employment Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, and by regular mail, both with postage prepaid, or personally delivered, to the addresses set forth below, and shall be deemed given when sent.

          The addresses referred to above are:

          Your address:     2 Sylvan Court
                            Livingston, New Jersey 07039

          Garan:            350 Fifth Avenue
                            New York, New York 10118
                            Attn: Chairman

          With a copy to:   Tannenbaum Dubin & Robinson, LLP
                            1140 Avenue of the Americas
                            New York, New York 10036
                            Attn: Marvin S. Robinson, Esq.



               Either you or Garan at any time may give notice of another address in accordance with the provisions of this Section 6.

          7.     Governing Law, Amendment, and Binding Effect, etc.

               7.1 This Employment Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York as if it were an agreement made and to be performed entirely within such State, (b) may not be modified or amended except by a writing signed by each of Garan or its successors and you, (c) may not be assigned by Garan except as provided in
Section 7.2 or by you, (d) shall be binding upon each of Garan and its successors and you and your distributees, personal representatives, executors, and administrators, and (e) contains the entire agreement and understanding between Garan and you with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings, written or oral, between Garan and you with respect to the subject matter of this Employment Agreement.

               7.2 If Garan shall be merged into or consolidated with another entity, or another entity acquires substantially all of the assets of Garan, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation or acquiring such assets. Garan will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Garan, by an agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that Garan would be required to perform it if no such succession had taken place. The provisions of the prior sentences also shall apply in the event of any subsequent mergers, consolidations, or transfers of assets.

          8.     Withholding; Mitigation of Damages.

               8.1. Garan, to the extent permitted by law, shall have the right to deduct from any payment or benefit of any kind otherwise due to you under this Employment Agreement, any Federal, state, or local taxes of any kind required to be withheld.

               8.2. Except as provided in Section 3.5.a, all payments and benefits to which you are entitled under this Employment Agreement shall be made and provided without offset, deduction, or mitigation on account of income you may receive from other employment or otherwise.

          9.     Litigation Expenses.

               Garan shall pay all of your costs and expenses, including attorneys' fees and disbursements, in connection with any legal proceedings (including, but not limited to, arbitration), whether or not instituted by Garan or you, relating to the interpretation or enforcement of any provision of this Employment Agreement.

     If the foregoing correctly sets forth our agreement, please execute and return the enclosed copy of this letter.

                                              Sincerely,



                                              GARAN, INCORPORATED


                                              By: ______________________________
                                                  Seymour Lichtenstein, Chairman

ACCEPTED AND AGREED:


____________________
Jerald Kamiel

ANNEX I


CERTAIN DEFINITIONS


     As used in this Employment Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Cause" means willful and gross misconduct on your part that is materially and demonstrably detrimental to Garan or the commission by you of one or more acts which constitute an indictable crime under Federal, state, or local law, as determined in good faith by a written resolution duly adopted by the affirmative vote of a majority of all of the directors then serving on Garan's Board of Directors at a meeting duly called and held for that purpose after reasonable notice to you and opportunity for you and your counsel to be heard.

     "Change of Control Event" means any one of the following:
(a) Continuing Directors no longer constitute at least a majority of Garan's Board of Directors, (b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of at least 40% of Garan's then outstanding Common Stock, (c) the approval by Garan's shareholders of the merger or consolidation of Garan with any other corporation, the sale of substantially all of the assets of Garan, or the liquidation or dissolution of Garan, unless, in the case of a merger or consolidation, the incumbent Continuing Directors in office immediately prior to such merger or consolidation will constitute at least a majority of the directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation, and such surviving corporation (and such parent, if any) shall have at least five directors, or (d) at least a majority of the incumbent Continuing Directors in office immediately prior to any other action proposed to be taken by Garan's shareholders or by Garan's Board of Directors determines that such proposed action, if taken, would constitute a Change of Control of Garan and such proposed action is thereafter taken.

     "Continuing Director" means any individual who is a member of Garan's Board of Directors on October 1, 1996, or who thereafter is designated (before such person's initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

     "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 as amended from time to time.